Exhibit 4.3

Registration Rights Agreement

This Registration Rights Agreement (this “Agreement”) is made and entered into as of January 4, 2013 by and between Radian Group Inc., a Delaware corporation (the “Company”), and Morgan Stanley & Co. LLC, as the dealer manager (the “Dealer Manager”).

This Agreement is made pursuant to the Company’s Offer to Exchange (the “Offer to Exchange”), dated as of December 3, 2012, pursuant to which the Company exchanged its new 9.000% Senior Notes due 2017 (the “Initial Notes”), and in certain circumstances a specified amount in cash, for certain of its 5.375% Senior Notes due 2015 (the “Old Notes”). In connection with the Offer to Exchange, the Company has agreed to provide the registration rights set forth in this Agreement.

The parties hereby agree as follows:

SECTION 1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

Broker-Dealer: Any broker or dealer registered under the Exchange Act.

Commission: The Securities and Exchange Commission.

Consummate: A registered Exchange Offer shall be deemed “Consummated” with respect to the Initial Notes for purposes of this Agreement upon the occurrence of (i) the effectiveness under the Securities Act of the Exchange Offer Registration Statement relating to the Exchange Notes to be issued in the Exchange Offer in exchange for Initial Notes, (ii) the maintenance of such Exchange Offer Registration Statement continuously effective and the keeping of the Exchange Offer open for a period not less than the minimum period required pursuant to Section 3(b) hereof and (iii) the delivery by the Company to the Registrar under the Indenture of Exchange Notes in the same aggregate principal amount as the aggregate principal amount of Initial Notes that were validly tendered by Holders thereof pursuant to the Exchange Offer.

Exchange Act: The Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

Exchange Notes: The 9.000% Senior Notes due 2017, the same series under the Indenture as the Initial Notes, to be issued to Holders in exchange for Transfer Restricted Notes pursuant to this Agreement.

Exchange Offer: An offer registered under the Securities Act by the Company pursuant to a Registration Statement pursuant to which the Company shall offer the Holders of all outstanding Transfer Restricted Notes the opportunity to exchange all such outstanding Transfer Restricted Notes held by such Holders for Exchange Notes in the aggregate principal amount equal to the aggregate principal amount of the Transfer Restricted Notes tendered in such exchange offer by such Holders and with terms that are identical in all respects to the Transfer Restricted Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions under federal or state securities laws).

Exchange Offer Registration Statement: Any Registration Statement relating to an Exchange Offer, including the related Prospectus.

Free Writing Prospectus: Each “free writing prospectus” as defined in Rule 405 under the Securities Act.

Holder: As defined in Section 2 hereof.

Indemnified Party: As defined in Section 7(c) hereof.

Indemnifying Party: As defined in Section 7(c) hereof.

Indenture: taken together, (i) the Senior Indenture, dated as of June 7, 2005, between the Company and U.S. Bank National Association (the “Trustee”), as successor trustee to Wells Fargo Bank, N.A., as supplemented by (ii) the Officers’ Certificate dated January 4, 2013 designating the terms of the Initial Notes, pursuant to which the Initial Notes were issued, as such Indenture is amended or supplemented from time to time in accordance with the terms thereof.

Initial Notes: As defined in the preamble hereto.

Notes: The Initial Notes and the Exchange Notes.

Person: An individual, partnership, limited liability company, corporation, trust, unincorporated organization or other legal entity, or a government or agency or political subdivision thereof.

Prospectus: The prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

Registration Statement: Any Exchange Offer Registration Statement or Shelf Registration Statement that is filed pursuant to the provisions of this Agreement, in each case, including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

Securities Act: The Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

Settlement Date: The date of this Agreement.

Shelf Filing Deadline: As defined in Section 4 hereof.

Shelf Holder: As defined in Section 4 hereof.

Shelf Registration Statement: As defined in Section 4(a) hereof.

Transfer Restricted Notes: Each (i) Initial Note, until the earliest to occur of (a) the date on which such Initial Note is exchanged in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act and (b) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement and (ii) Exchange Note issued to a Broker-Dealer until the date on which such Exchange Note has been distributed by a Broker-Dealer pursuant to the “Plan of Distribution” contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein).

Trust Indenture Act: The Trust Indenture Act of 1939, including the rules and regulations promulgated thereunder, in each case as in effect on the date of the Indenture.

SECTION 2. Holders. A Person is deemed to be a holder of Transfer Restricted Notes (each, a “Holder”) whenever such Person owns Transfer Restricted Notes.

SECTION 3. Registered Exchange Offer.

(a) Unless the Exchange Offer shall not be permissible under applicable law or Commission policy (after the procedures set forth in Section 5(a) below have been complied with), the Company shall use its commercially reasonable efforts (i) to file with the Commission no later than 90 days after the Settlement Date an Exchange Offer Registration Statement with respect to a registered offer to exchange the Transfer Restricted Notes for Exchange Notes under the Indenture in the same aggregate principal amount as and with terms that shall be substantially identical to the Transfer Restricted Notes (except that the Exchange Notes shall not contain terms with respect to transfer restrictions under federal or state securities laws), (ii) to cause such Exchange Offer Registration Statement to be declared effective by the Commission as soon as reasonably practicable after the filing thereof, (iii) in connection with the foregoing, to file (A) all pre-effective amendments to such Exchange Offer Registration Statement as may be necessary in order to cause it to become effective, (B) if applicable, a Prospectus supplement or post-effective amendment to such Exchange Offer Registration Statement pursuant to Rule 430A under the Securities Act and (C) cause all necessary filings, if any, in connection with the registration and qualification of the Exchange Notes to be made under the Blue Sky laws of such jurisdictions as are necessary to permit Consummation of the Exchange Offer, (iv) promptly after such Exchange Offer Registration Statement is declared effective, to commence the Exchange Offer and (v) no later than 60 days after the Exchange Offer Registration Statement is declared effective, to Consummate it. The Exchange Offer Registration Statement shall be on the appropriate form permitting registration of the Exchange Notes to be offered in exchange for the Transfer Restricted Notes and to permit resales of Transfer Restricted Notes held by Broker-Dealers as contemplated by Section 3(c) below.

(b) If an Exchange Offer Registration Statement is required to be filed pursuant to Section 3(a) above, the Company shall cause the Exchange Offer Registration Statement to be effective continuously and shall keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to holders of the Transfer Restricted Notes. The Company shall cause the Exchange Offer to comply in all material respects with all applicable federal and state securities laws. No securities other than the Exchange Notes shall be included in the Exchange Offer Registration Statement.

(c) Unless not permitted under applicable law or Commission policy, the Company shall indicate in a “Plan of Distribution” section contained in the Prospectus forming a part of the Exchange Offer Registration Statement that any Broker-Dealer who holds Transfer Restricted Notes that were acquired for its own account as a result of market-making activities or other trading activities may exchange such Transfer Restricted Notes pursuant to the Exchange Offer; however, such Broker-Dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Notes received by such Broker-Dealer in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of the Prospectus contained in the Exchange Offer Registration Statement. Such “Plan of Distribution” section shall also contain all other information with respect to such resales by Broker-Dealers that the Commission may require in order to permit such resales pursuant thereto, but such “Plan of Distribution” shall not name any such Broker-Dealer or disclose the amount of Transfer Restricted Notes held by any such Broker-Dealer except to the extent required by the Commission.

If an Exchange Offer Registration Statement is required pursuant to Section 3(a) above, the Company shall use its commercially reasonable efforts to keep the Exchange Offer Registration Statement continuously effective, supplemented and amended as required by the provisions of Section 5(c) below to the extent necessary to ensure that it is available for resales of Exchange Notes acquired by Broker-Dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period ending on the earlier of (i) 180 days from the date on which the Exchange Offer Registration Statement is declared effective and (ii) the date on which Broker-Dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities.

The Company shall provide sufficient copies of the latest version of such Prospectus to Broker-Dealers promptly upon request at any time during such 180-day (or shorter as provided in the foregoing sentence) period in order to facilitate such resales.

SECTION 4. Shelf Registration.

(a) Shelf Registration. If (i) the Company is not permitted to Consummate the Exchange Offer for the Initial Notes because the Exchange Offer is not permitted by applicable law or Commission policy (after the procedures set forth in Section 5(a) below have been complied with), (ii) for any reason the Exchange Offer for the Initial Notes is not Consummated within the time period required by Section 3(a) above, or (iii) with respect to any Holder of Transfer Restricted Notes (A) such Holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, (B) such Holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such Holder or (C) such Holder is a Broker-Dealer and holds Initial Notes acquired directly from the Company or one of its affiliates, then, upon such Holder’s request (any such Holder, a “Shelf Holder”), the Company shall:

(x) cause to be filed, at its expense, on or prior to 90 days after the earliest of (i) the date on which the Company determines that it is not permitted to Consummate an Exchange Offer as a result of clause (a)(i) above, (ii) the date on which the Exchange Offer is required to be Consummated under Section 3(a) above and is not so Consummated and (iii) the date on which the Company receives the request specified in clause (a)(iii) above, or, if later, 90 days after the Settlement Date (such date, the “Shelf Filing Deadline”), a shelf registration statement pursuant to Rule 415 under the Securities Act, which may be an amendment to the Exchange Offer Registration Statement (in either event, the “Shelf Registration Statement”), which Shelf Registration Statement shall provide for resales of all Transfer Restricted Notes the Holders of which shall have provided the information required pursuant to Section 4(b) hereof; and

(y) cause the Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable after the filing thereof.

The Company shall keep any such Shelf Registration Statement continuously effective, supplemented and amended as required by the provisions of Sections 5(b) and (c) hereof to the extent necessary to ensure that it is available for resales of Transfer Restricted Notes by the Holders thereof entitled to the benefit of this Section 4(a), and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of one year following the effective date of such Shelf Registration Statement (or such shorter period that will terminate when all the Notes covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement or when all Initial Notes cease to be Transfer Restricted Notes), provided, however, upon the occurrence or existence of any pending corporate development or any other material event that, in the reasonable judgment of the Company, makes it appropriate to suspend the availability of the Shelf Registration Statement and the related Prospectus, the Company shall give notice (without notice of the nature or details of such events) that the availability of the Shelf Registration Statement is suspended and, upon actual receipt of any such notice, each Holder agrees not to sell any Transfer Restricted Notes pursuant to the Shelf Registration Statement until such Holder’s receipt of copies of the supplemented or amended Prospectus provided for hereof, or until it is advised in writing by the Company that the Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. The period during which the availability of the Shelf Registration Statement, and any Prospectus is suspended (the “Deferral Period”) shall not exceed 45 days in any three-month period or 90 days in any 365-day period.

(b) Provision by Holders of Certain Information in Connection with the Shelf Registration Statement. No Holder of Transfer Restricted Notes may include any of its Transfer Restricted Notes in any Shelf Registration Statement pursuant to this Agreement unless and until such Holder furnishes to the Company in writing, within 10 business days after receipt of a request therefor, such information as the Company may reasonably request for use in connection with any Shelf Registration Statement or Prospectus or preliminary Prospectus included therein. Each Holder as to which any Shelf Registration Statement is being effected agrees to furnish promptly to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not materially misleading.

SECTION 5. Registration Procedures.

(a) Exchange Offer Registration Statement. In connection with the Exchange Offer, the Company shall comply with all of the provisions of Section 5(c) below, shall use its commercially reasonable efforts to effect such exchange to permit the sale of Transfer Restricted Notes being sold in accordance with the intended method or methods of distribution thereof, and shall comply with all of the following provisions:

(i) If in the reasonable opinion of counsel to the Company there is a question as to whether the Exchange Offer is permitted by applicable law, the Company hereby agrees (x) to seek a no-action letter or other favorable decision from the Commission allowing the Company to Consummate the Exchange Offer for the Initial Notes or (y) file, in accordance with Section 4(a) hereof, a Shelf Registration Statement to permit the registration and/or resale of the Transfer Restricted Notes that would otherwise be covered by the Exchange Offer Registration Statement. In the case of clause (x), the Company hereby agrees to pursue the issuance of such a decision to the Commission staff level but shall not be required to take commercially unreasonable action to effect a change of Commission policy. In connection with the foregoing, the Company hereby agrees, however, to (A) participate in telephonic conferences with the Commission, (B) deliver to the Commission staff an analysis prepared by counsel to the Company setting forth the legal bases, if any, upon which such counsel has concluded that such Exchange Offer should be permitted and (C) diligently pursue a favorable resolution by the Commission staff of such submission.

(ii) As a condition to its participation in an Exchange Offer pursuant to the terms of this Agreement, each Holder of Transfer Restricted Notes shall furnish, upon the request of the Company, prior to the Consummation thereof, a written representation to the Company (which may be contained in the letter of transmittal contemplated by the Exchange Offer Registration Statement) to the effect that (A) it is not an affiliate of the Company, (B) it is not a Broker Dealer exchanging the Initial Notes that it acquired in exchange for the Old Notes acquired directly from the Company for its own account, (C) it acquired the Transfer Restricted Notes, and is acquiring the Exchange Notes, in its ordinary course of business and (D) at the time of the commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes to be issued in the Exchange Offer. In addition, all such Holders of Transfer Restricted Notes shall otherwise cooperate in the Company’s preparations for the Exchange Offer. Each Holder will be required to acknowledge and agree that any Broker-Dealer and any such Holder using the Exchange Offer to participate in a distribution of the securities to be acquired in the Exchange Offer (1) could not under Commission policy as in effect on the date of this Agreement rely on the position of the Commission staff enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the Commission’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters (which may include any no-action letter obtained pursuant to clause (i) above), and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such Holder in exchange for Initial Notes acquired by such Holder directly from the Company.

(b) Shelf Registration Statement. In connection with the Shelf Registration Statement, the Company shall comply with all the provisions of Section 5(c) below and shall use its commercially reasonable efforts to effect such registration to permit the sale of the Transfer Restricted Notes being sold in accordance with the intended method or methods of distribution thereof, and pursuant thereto the Company will, within the time periods contemplated by this Agreement, prepare and file with the Commission a Registration Statement relating to the registration on any appropriate form under the Securities Act, which form shall be available for the sale of the Transfer Restricted Notes in accordance with the intended method or methods of distribution thereof.

(c) General Provisions. In connection with the obligations of the Company with respect to Registration Statements pursuant to Section 3(a) and 4(a) hereof, the Company shall:

(i) use its commercially reasonable efforts to keep such Registration Statement continuously effective and provide all requisite financial statements for the period specified in Section 3 or 4 of this Agreement, as applicable; upon the occurrence of any event that would cause any such Registration Statement or the Prospectus contained therein (A) to contain a material misstatement or omission or (B) not to be effective and usable for resale of Transfer Restricted Notes during the period required by this Agreement, the Company shall file promptly (other than during any Deferral Period) an appropriate amendment to such Registration Statement, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), use its commercially reasonable efforts to cause such amendment to be declared effective and such Registration Statement and the related Prospectus to become usable for their intended purposes as soon as practicable thereafter;

(ii) prepare and file with the Commission such amendments and post-effective amendments to such Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period set forth in Section 3 or 4 hereof, as applicable; cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to comply fully with the applicable provisions of Rules 424 and 430A under the Securities Act in a timely manner; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus;

(iii) advise each Holder of Transfer Restricted Notes promptly and, if requested by such Persons, confirm such advice in writing, (A) when the Prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to any Registration Statement or any post-effective amendment thereto, when the same has become effective, (B) of any request by the Commission for amendments to the Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto, (C) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Transfer Restricted Notes for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes or (D) of the existence of any fact or the happening of any event that makes any statement of a material fact made in such Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in such Registration Statement or the Prospectus in order to make the statements therein not misleading. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Transfer Restricted Notes under state securities or Blue Sky laws, the Company shall use its commercially reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time;

(iv) furnish to the Dealer Manager (on behalf of the Holders of the Transfer Restricted Notes) and to each Shelf Holder, if any, before filing with the Commission, copies of any Registration Statement or any Prospectus included therein or any amendments or supplements to any such Registration Statement or Prospectus, which amendments, if any, will be subject to the review of the Dealer Manager or, if applicable, such Shelf Holders in connection with such sale, if any, for a period of at least three business days, and which supplements, if any, will be subject to the review of the Dealer Manager or, if applicable, such Shelf Holders in connection with such sale, if any, for a period of at least one business day, and the Company shall reasonably consider and shall use all commercially reasonable efforts to reflect in each such document when filed with the Commission any such comments that the Dealer Manager or, if applicable, the Shelf Holders shall reasonably propose prior to the expiration of such applicable period, provided, however, that the Company need not furnish any amendment or supplement to any Registration Statement that solely names a Holder as a selling security holder therein;

(v) make available, upon request, at reasonable times for inspection by each Holder who may be considered an “underwriter” as a result of either (i) the sale by such Holder of Initial Notes covered by such Shelf Registration Statement or (ii) the sale during the period referred to in Section 3(c) above by a Broker Dealer of Exchange Notes and any attorney or accountant retained by any such Holder, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, attorney or accountant in connection with such Registration Statement subsequent to the filing thereof and prior to its effectiveness; provided, however, that such information may not be used for any other purposes than due diligence; and provided further, however, that any information that the Company, in good faith, notifies such Holders, attorneys or accountants is confidential shall be kept confidential by such Holder or any such legal counsel, accountant or agent, unless such disclosure is made in connection with a court proceeding or required by law, or such information becomes available to the public generally or through a third party without an accompanying obligation of confidentiality;

(vi) if requested by any Holders in connection with such exchange or sale, promptly incorporate in any Shelf Registration Statement or Prospectus included therein, pursuant to a supplement or post-effective amendment if necessary, such information as such Holders may reasonably request to have included therein that is required by the federal securities laws to be so included, including, without limitation, information relating to the “Plan of Distribution” of the Transfer Restricted Notes; and make all required filings of such Prospectus supplement or post-effective amendment as soon as practicable after the Company is notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(vii) upon request, furnish without charge to each Holder in connection with such exchange or sale at least one copy of such Registration Statement, as first filed with the Commission, and of each amendment thereto;

(viii) upon request, deliver to each Holder without charge as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Persons reasonably may request, provided that any such copies shall only be required to be provided to (x) Shelf Holders and (y) Broker Dealers in order to permit the use of the Prospectus contained in the Exchange Offer Registration Statement by such Broker Dealer to satisfy its prospectus delivery requirements; the Company hereby consents to the use of the Prospectus and any amendment or supplement thereto by each of the selling Holders in connection with the offering and the sale of the Transfer Restricted Notes covered by the Prospectus or any amendment or supplement thereto;

(ix) prior to any public offering of Transfer Restricted Notes, cooperate with the selling Holders and their counsel in connection with the registration and qualification of the Transfer Restricted Notes under the securities or Blue Sky laws of such jurisdictions as the selling Holders may reasonably request and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Transfer Restricted Notes covered by the Shelf Registration Statement; provided, however, that the Company shall not be required to register or qualify as a foreign corporation where it is not now so qualified or to take any action that would subject it to the service of process in suits or to taxation, other than as to matters and transactions relating to the Shelf Registration Statement, in any jurisdiction where it is not then so subject;

(x) shall issue, upon the request of any Holder of Transfer Restricted Notes covered by the Shelf Registration Statement, Exchange Notes having an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Notes surrendered to the Company by such Holder in exchange therefor or being sold by such Holder; such Exchange Notes to be registered in the name of such Holder or in the name of the purchasers of such Notes, as the case may be; in return, the Transfer Restricted Notes held by such Holder shall be surrendered to the Company for cancellation;

(xi) use its commercially reasonable efforts to cause the Transfer Restricted Notes covered by any Shelf Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter(s), if any, to consummate the disposition of such Transfer Restricted Notes, subject to the proviso contained in clause (x) above;

(xii) if any fact or event contemplated by clause (c)(iii)(D) above shall exist or have occurred, prepare a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Transfer Restricted Notes, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

(xiii) provide a CUSIP number for all Exchange Notes not later than the effective date of such Registration Statement and provide the Trustee under the Indenture with certificates for the Transfer Restricted Notes which are in a form eligible for deposit with The Depository Trust Company;

(xiv) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its security holders with regard to any applicable Registration Statement, as soon as practicable, a consolidated earnings statement meeting the requirements of Rule 158 (which need not be audited) for the twelve-month period beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of such Shelf Registration Statement; and

(xv) cause the Indenture to be qualified under the Trust Indenture Act not later than the effective date of the first Registration Statement required by this Agreement, and, in connection therewith, cooperate with the Trustee and the Holders to effect such changes to the Indenture as may be required for such Indenture to be so qualified in accordance with the terms of the Trust Indenture Act; and execute and use its commercially reasonable efforts to cause the Trustee to execute, all documents that may be required to effect such changes and all other forms and documents required to be filed with the Commission to enable such Indenture to be so qualified in a timely manner.

Each Holder agrees by acquisition of a Transfer Restricted Note that, upon receipt of any notice from the Company of (1) the existence of any fact of the kind described in Section 5(c)(iii)(D) hereof or (2) the commencement of a Deferral Period, such Holder will forthwith discontinue disposition of Transfer Restricted Notes pursuant to the applicable Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(c)(xii) hereof, or until it is advised in writing (the “Advice”) by the Company that the use of the Prospectus may be resumed, and has received copies of an additional or supplemental filings that are incorporated by reference in the Prospectus. If so directed by the Company, each Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Transfer Restricted Notes that was current at the time of receipt of such notice. In the event the Company shall give any such notice (other than with respect to any Deferral Period), the time period regarding the effectiveness of such Registration Statement set forth in Section 3 or 4 hereof, as applicable, shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 5(c)(iii)(D) hereof to and including the date when each selling Holder covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by Section 5(c)(xii) hereof or shall have received the Advice.

SECTION 6. Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement will be borne by the Company, regardless of whether a Registration Statement becomes effective, including without limitation: (i) all registration and filing fees and expenses; (ii) all fees and expenses of compliance with federal securities and state Blue Sky or securities laws; (iii) all expenses of printing, messenger and delivery services and telephone; (iv) all fees and disbursements of counsel for the Company; (v) all fees and disbursements of independent certified public accountants of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance); and (vi) all reasonable fees and disbursements of counsel for the Dealer Manager in connection with the fulfillment of the Dealer Manager’s rights and obligations hereunder.

The Company will, in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by the Company.

SECTION 7. Indemnification.

(a) The Company agrees to indemnify and hold harmless the Dealer Manager, its affiliates, within the meaning of Rule 405 under the Securities Act, and their respective officers, directors, employees and agents and each person, if any, who is controlled by or controls the Dealer Manager within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each Holder, the directors, officers and affiliates of each Holder and each Person, if any, who controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (i) caused by any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in any Registration Statement as originally filed or in any amendment thereof or that arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) caused by or that are based upon any untrue statement or alleged untrue statement of a material fact contained in the preliminary prospectus, Prospectus, Free Writing Prospectus or any “issuer information” (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or in any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission that is based upon information relating to any of the Holders furnished in writing to the Company expressly for use therein by or on behalf of any of the Holders.

(b) Any Holder that furnishes information to the Company for use in connection with any Shelf Registration Statement or Prospectus or preliminary Prospectus included therein shall first agree, severally and not jointly, to indemnify and hold harmless the Company, its directors, officers and affiliates and each Person, if any, who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from the Company set forth in section (a) above, but only with reference to information relating to such Holder furnished in writing to the Company by or on behalf of such Holder expressly for use in any Registration Statement, preliminary prospectus, Prospectus or Free Writing Prospectus.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 7(a) or 7(b), such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party will be entitled to participate therein and, to the extent it may wish to do so, may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party has failed to assume the defense of such action or employ counsel reasonably satisfactory to the Indemnified Party, or (iii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in respect of the legal expenses of any Indemnified Party in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity or contribution may be or could have been sought hereunder by such Indemnified Party, unless such settlement, (i) includes an unconditional release of such Indemnified Party from all liability on claims that are or could have been the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Indemnified Party.

(d) To the extent that the indemnification provided for in this Section 7 is unavailable to an Indemnified Party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Party under such paragraph, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Holders, on the other hand, from their exchange of Initial Notes for Exchange Notes or sale of Transfer Restricted Notes, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Holders, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Holders, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by the Holders, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 7(c) hereof, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

(e) The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 7(d). Notwithstanding the provisions of this Section 7, no Holder, its directors, its officers or any Person, if any, who controls such Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the total amount received by such Holder with respect to the sale of Transfer Restricted Notes pursuant to a Registration Statement exceeds the sum of: (i) the amount paid by such Holder for such Transfer Restricted Notes plus (ii) the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. The Holders’ obligations to contribute pursuant to this Section 7 are several in proportion to the respective principal amount of Transfer Restricted Notes held by each Holder hereunder and not joint.

SECTION 8. Rule 144A. The Company hereby agrees with each Holder, for so long as any Transfer Restricted Notes remain outstanding, to make available, upon request of any Holder, to such Holder or beneficial owner of Transfer Restricted Notes in connection with any sale thereof and any prospective purchaser of such Transfer Restricted Notes from such Holder or beneficial owner, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Transfer Restricted Notes pursuant to Rule 144A.

SECTION 9. Miscellaneous.

(a) Remedies. The Company hereby agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(b) No Inconsistent Agreements. The Company will not, on or after the date of this Agreement, enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. Except for this Agreement, the Company has not entered into any agreement granting any registration rights with respect to its securities to any Person that would require such securities to be included in any Registration Statement contemplated by this Agreement. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company’s securities under any agreement in effect on the date hereof.

(c) Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given unless the Company has obtained the written consent of the Dealer Manager (on behalf of the Holders of Transfer Restricted Notes affected thereby). Notwithstanding the foregoing, a waiver or consent to departure from the provisions hereof that relates exclusively to the rights of Holders whose securities are being tendered pursuant to an Exchange Offer and that does not affect directly or indirectly the rights of other Holders whose securities are not being tendered pursuant to such Exchange Offer may be given by the Holders of a majority of the outstanding principal amount of Transfer Restricted Notes being tendered or registered.

(d) Third Party Beneficiary. The Holders shall be third party beneficiaries to the agreements made hereunder between the Company and the Dealer Manager, and the Dealer Manager shall have the right to enforce such agreements directly to the extent it may deem such enforcement necessary or advisable to protect the rights of the Holders hereunder.

(e) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail (registered or certified, return receipt requested), facsimile, or air courier guaranteeing overnight delivery:

(i) if to a Holder, at the most recent address given by such Holder to the Company in accordance with this Section, which address initially is the address set forth on the records of the Registrar under the Indenture, with a copy to the Registrar under the Indenture and a further copy to the Dealer Manager;

(ii)	if to the Company:

Radian Group Inc.

1601 Market Street

Philadelphia, PA 19103

Facsimile: (215) 405-9160

Attention: General Counsel

(iii)	if to the Dealer Manager:

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

Facsimile (212) 761-0366

Attention: Liability Management Group

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

Copies of all such notices, demands or other communications shall be concurrently delivered by the Person giving the same to the Trustee at the address specified in the Indenture.

(f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, subsequent Holders of Transfer Restricted Notes; provided, however, that this Agreement shall not inure to the benefit of or be binding upon a successor or assign of a Holder unless and to the extent such successor or assign acquired Transfer Restricted Notes from such Holder.

(g) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. A signed copy of this agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(i) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(j) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

(k) Entire Agreement. This Agreement is intended by the parties to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the registration rights granted by the Company with respect to the Transfer Restricted Notes. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Transfer Restricted Notes. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RADIAN GROUP INC.

By:	/s/ C. Robert Quint
Name: C. Robert Quint
Title: Executive Vice President and
Chief Financial Officer

The foregoing Registration Rights Agreement is hereby confirmed and accepted as of the date first above written:

MORGAN STANLEY & CO. LLC

By:	/s/ David Parsons
Name: David Parsons
Title: Managing Director